Exhibit 10.42

Apollo Global Management, LLC
9 West 57th Street
New York, NY 10019
November 12, 2017

Personal and Confidential
Mr. Scott Kleinman
[address on file with the Company]

Dear Scott:

We are pleased to confirm the following modifications to certain terms of your employment with Apollo Management Holdings, L.P., a subsidiary of Apollo Global Management, LLC (“Apollo” or “AGM,” and, together with AMH and AGM’s other subsidiaries, the “Company”), in connection with your appointment as Co-President effective January 1, 2018.

1.
Position and Reporting. Effective January 1, 2018, you shall serve as Co-President, with responsibility for Apollo’s opportunistic businesses, and shall report to Joshua Harris or his successor. As Co-President, you will be the most senior executive of Apollo’s opportunistic businesses. You shall be a nonvoting member of the Executive Committee, including any successor or equivalent committee thereof.

2.
AGM Restricted Share Units. In the first quarter of 2018, you shall receive a one-time grant of 800,000 AGM restricted share units (“RSUs”). Such RSUs shall vest on the first five anniversaries of January 1, 2018, subject to your continued employment on each such date and the terms of an RSU award agreement under AGM’s omnibus equity incentive plan in the form previously provided to you. Such executed award agreement shall evidence the grant. Such RSUs shall accrue distribution equivalents from the date of grant, whether or not such RSUs have vested.

3.
Coordination with Other Arrangements. You acknowledge that the modifications to your compensation, role and reporting reflected in this letter shall not be construed as providing a basis for a Good Reason termination under any written arrangement of the Company.

4.
Section 409A. This letter is intended to be exempt from, or comply with, Section 409A and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A, any payment by the Company or affiliate to you (if you are then a “specified employee” as defined in Code Section 409A(a)(2)(B)(i) and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to this letter or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of your separation from service under Section 409A (or, if earlier, upon your death). Each payment or installment due under this letter is intended to constitute a “separate payment” for purposes of Section 409A. In no event shall the Company or any affiliate (or any agent thereof) have any liability to you or any other person due to the failure of this letter to satisfy the requirements of Section 409A.

5.
Counterparts. This letter may be executed through the use of separate signature pages or in any number of counterparts, including via facsimile or pdf, with the same effect as if the parties executing such counterparts had executed one counterpart.

Sincerely,

/s/ Lisa Barse Bernstein
Lisa Barse Bernstein
Senior Partner, Global Head of Human Capital

Read, Accepted and Agreed to:

/s/ Scott Kleinman
Scott Kleinman

Dated: November 12, 2017

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